Exhibit 12

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock, par value $0.0001, of Net Power Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated June 20, 2023	8 RIVERS CAPITAL, LLC

	By:	/s/ Cameron Hosie
Cameron Hosie, Chief Executive Officer

NPEH, LLC
By: 8 Rivers Capital, LLC, its Manager

	By:	/s/ Cameron Hosie
Cameron Hosie, Chief Executive Officer

SK INC.

	By:	/s/ Munhyuk Jang
Munhyuk Jang, Head of Corporate Management Department

TILLANDSIA INC.

	By:	/s/Kiseon Park
Kiseon Park, President

ARECA INC.

	By:	/s/ Jaehun Jang
Jaehun Jang, President

CHAMAEDOREA INC.

	By:	/s/ Manjae Han
Manjae Han, President